Exhibit 99.1

NYSE: ONB
www.oldnational.com

SUBJECT:	Charles D. Storms Resigns from Old National Bancorp Board
DATE:	July 23, 2009

Financial Community:	Media:
Lynell J. Walton – (812) 464-1366 Vice President – Investor Relations	Kathy A. Schoettlin – (812) 465-7269 Vice President – Public Relations

EVANSVILLE, Ind. (July 23, 2009): Old National Bancorp (NYSE: ONB) announced today that Charles D. Storms has resigned as a member of the Old National Bancorp Board of Directors. Storms’ resignation is effective immediately.

Storms has been affiliated with Old National since 1975, serving initially as a director of Old National Bank before assuming a position on the Old National Bancorp Board of Directors in 1988.

In announcing his resignation to Chairman Larry Dunigan, Storms shared his desire to devote his time to personal matters.

“Charley has been a true and loyal ambassador of Old National. We are truly grateful for his 34 years of unwavering commitment to our company,” comments Larry Dunigan, Chairman, Old National Bancorp Board of Directors.

About Old National

Old National Bancorp, celebrating its 175th anniversary in 2009, is the largest financial services holding company headquartered in Indiana and, with $8.4 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns one of the largest independent insurance agencies headquartered in Indiana, offering complete personal and commercial insurance solutions. For more information and financial trend data, please visit the company’s website at www.oldnational.com.

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